Exhibit 99.3

Contacts:	For Media:	John Calagna
(212) 578-6252

	For Investors:	Conor Murphy
(212) 578-7788
CATHERINE R. KINNEY ELECTED
TO METLIFE’S BOARD OF DIRECTORS
NEW YORK, April 28, 2009 — MetLife, Inc. (NYSE: MET) announced today that Catherine R. Kinney, 57, retired group executive vice president, listings, marketing and branding for NYSE Euronext, has been elected to the board of directors. Kinney was previously a member of MetLife’s board from 2002 to 2004.
“It is my pleasure to welcome Cathy back to MetLife’s board,” said C. Robert Henrikson, chairman, president and chief executive officer of MetLife, Inc. “Her extensive experience in a variety of senior strategic, operational and international roles, as well as her proven leadership and technological expertise, will all be a tremendous asset to MetLife. I look forward to working closely with her as a member of our board.”
Kinney joined the New York Stock Exchange in 1974 and held several management positions in various divisions. In her most recent role, Kinney was responsible for overseeing the company’s global listings, marketing and branding activities. Prior to becoming group executive vice president in 2008, she was president and co-chief operating officer of the New York Stock Exchange, Inc. and, following the Archipelago Exchange merger in 2006, NYSE Group, Inc., since January 1, 2002.
In prior roles, Kinney oversaw the New York Stock Exchange’s relationships with listed companies as well as the Exchange-Traded Fund and Fixed Income divisions. From 2002 to 2004, Kinney oversaw regulation and, from 1987 to 1996, she was responsible for managing trading floor operations and technology.
Kinney is a member of the board of regents of Georgetown University and a member of the board of directors of Catholic Charities of the Archdiocese of New York and NetSuite Inc. She holds a bachelor of arts degree from Iona College and completed the Advanced Management

Program at Harvard Business School. She has received honorary degrees from Georgetown University, Fordham University and Rosemont College.
MetLife, Inc. is a leading provider of insurance, employee benefits and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance and retirement & savings products and services to corporations and other institutions. For more information, visit www.metlife.com.
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